Exhibit 16.1



[PWC LETTERHEAD]

July 23, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Citigroup Emerging CTA Portfolio L.P. (Commission File No. 000-53211)

We have read the statements made by Citigroup Emerging CTA Portfolio L.P. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Citigroup Emerging CTA Portfolio L.P. dated July 23, 2009. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP